Exhibit 99.1

Clovis Oncology’s Rucaparib Demonstrates Encouraging Results from Ongoing Phase I/II Monotherapy Study in Patients with Solid Tumors

  Objective responses seen in BRCA-mutant ovarian, breast and pancreatic cancer patients
  89% clinical benefit rate in ovarian cancer patients across all doses
  Rucaparib well-tolerated at doses studied
  Consistent therapeutic drug exposures observed with BID dosing
  Phase II dose not yet defined; MTD not yet reached

BOULDER, Colo.--(BUSINESS WIRE)--June 3, 2013--Clovis Oncology (NASDAQ:CLVS) today announced initial findings from an ongoing Phase I/II monotherapy study of rucaparib, the Company’s oral, potent, small molecule poly (ADP-ribose) polymerase (PARP) inhibitor being developed for the treatment of ovarian cancer. Initial results from the Phase I dose-escalation portion of this Phase I/II study are being presented for the first time today at a poster session during the American Society of Clinical Oncology (ASCO) Annual Meeting 2013 in Chicago.

“Oral rucaparib is a potent PARP inhibitor active in patients with ovarian, breast and pancreatic cancers. Clinically meaningful results have been seen in the rucaparib monotherapy Phase I trial; 89% of patients with ovarian cancer demonstrated a clinical benefit. Increasing evidence suggests that genetic analysis of ovarian tumors can help identify patients who derive benefit from PARP inhibitor therapy – best known predictors are mutations in BRCA genes, either at germline or somatic level, but there are likely other predictive mutations as well. The Clovis development program seeks to exploit these new insights and I am pleased to be jointly leading their larger-scale trials to assess the full clinical potential of this well-tolerated drug in ovarian cancer,” said Professor Jonathan Ledermann, Professor of Medical Oncology & Director, Cancer Research UK and UCL Cancer Trials Centre, UCL Cancer Institute.

“These initial results suggest that rucaparib is both well-tolerated and predictably absorbed, and provides meaningful clinical benefit to certain ovarian cancer patients,” said Patrick J. Mahaffy, President and CEO of Clovis Oncology. “Once we identify the recommended Phase II dose, we look forward to commencing the late-stage development program in platinum-sensitive ovarian cancer in 2H13. This comprises two trials - a biomarker study which will refine the definition of patients beyond those with mutant BRCA who may benefit from rucaparib, and a Phase III pivotal trial in all patients with a stratified efficacy analysis in genetically-defined groups, including somatic and germline BRCA mutations as well as a broader population with mutations beyond BRCA, utilizing insights from the biomarker study.”

The Phase I dose escalation portion of the study is open to patients with all solid tumors. Study objectives were typical for a Phase I trial, including determining safety and tolerability, evaluating the pharmacokinetic profile, identifying the maximum tolerated dose (MTD) and recommended Phase II dose (RP2D) as well as the preliminary efficacy signals in various solid tumors.

Thirty-seven patients have been treated with rucaparib monotherapy in this study as of May 2013, in once-daily (QD) and twice-daily (BID) dosing cohorts, up to 300 mg QD and 480 mg BID. Dose-escalation continues and the MTD has not yet been reached.

Patients have received a median of four previous anticancer regimens and over half have received three or more previous therapies. Twenty-one patients (57%) have breast tumors, 10 patients (27%) have ovarian/peritoneal tumors and six patients (16%) have other solid tumors.

Key data from the study presented at ASCO include:

Evidence of Activity

Objective responses have been observed in ovarian, breast and pancreatic cancer patients with germline BRCA mutations. Durable disease control has been observed in heavily pre-treated ovarian cancer patients across all dose levels, with a disease control rate of 89% (stable disease or better beyond 12 weeks after study initiation in 8 of 9 ovarian cancer patients). The disease control rate for germline BRCA mutant ovarian cancer patients was 100% (7 of 7). Measurable disease was not a requirement for entry into the dose escalation phase of the study, precluding systematic response analysis.

Safety and Tolerability

Safety data to date shows rucaparib to be well-tolerated, which is important for a drug intended to be used in a maintenance setting. There were 19 patients (54%) with treatment-related adverse events. The most common adverse events attributed to rucaparib therapy include fatigue (23%), nausea (14%) and decreased appetite (11%). No patient experienced a treatment-related adverse event that led to study drug discontinuation and no grade 3/4 myelosuppression has been observed in any patient. There have been two treatment related grade 3 toxicities: one patient with grade 3 nausea and one patient with grade 3 fatigue.

Pharmacokinetics

Oral rucaparib has attractive pharmacokinetic properties as a potential oral cancer therapeutic. Patients receiving BID doses above 240 mg experienced consistently high plasma drug concentrations throughout the 24-hour period, which is likely important for optimal activity. Intra- and inter-patient variability was also low, which is advantageous for uniform flat dosing strategies.

The poster, titled “A Phase I Dose Escalation and Pharmacokinetic Study of Continuous Oral Rucaparib in Patients with Advanced Solid Tumors,” is being presented on Monday, June 3, 8:00am – 11:45am CDT, in S Hall A2, Poster Board: 7E at McCormick Place in Chicago. The poster will also be available at www.clovisoncology.com.

About Rucaparib

Rucaparib is an oral, potent inhibitor of PARP1 and PARP2 in development for the treatment of ovarian cancer. Rucaparib is currently in two Company-sponsored Phase I clinical studies; one to determine the maximum tolerated dose (MTD) of oral rucaparib administered on a daily basis as monotherapy; and a second trial to determine the MTD of oral rucaparib that can be combined with intravenous platinum chemotherapy for the treatment of solid tumors. Once the optimal dose and schedule have been established in the Phase I portion of the monotherapy study, the Company will initiate a Phase II expansion cohort to assess efficacy in selected ovarian cancer patients. The Company expects to initiate a biomarker study in platinum-sensitive ovarian cancer patients in the third quarter of 2013, as well as the pivotal Phase III study in platinum-sensitive ovarian cancer patients in late 2013.

About Clovis Oncology

Clovis Oncology, Inc. is a biopharmaceutical company focused on acquiring, developing and commercializing innovative anti-cancer agents in the U.S., Europe and additional international markets. Clovis Oncology targets development programs at specific subsets of cancer populations, and simultaneously develops diagnostic tools that direct a compound in development to the population that is most likely to benefit from its use. Clovis Oncology is headquartered in Boulder, Colorado, and has additional offices in San Francisco, California and Cambridge, UK.

To the extent that statements contained in this press release are not descriptions of historical facts regarding Clovis Oncology, they are forward-looking statements reflecting the current beliefs and expectations of management made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve substantial risks and uncertainties that could cause our clinical development programs, future results, performance or achievements to differ significantly from those expressed or implied by the forward-looking statements. Such risks and uncertainties include, among others, the uncertainties inherent in the initiation of future clinical trials, availability of data from ongoing clinical trials, expectations for regulatory approvals, and other matters that could affect the availability or commercial potential of our drug candidates. Clovis Oncology undertakes no obligation to update or revise any forward-looking statements. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of the company in general, see Clovis Oncology’s Annual Report on Form 10-K for the year ended December 31, 2012 and its other reports filed with the Securities and Exchange Commission.

CONTACT:
Clovis Oncology
Anna Sussman, 303-625-5022
asussman@clovisoncology.com
or
Breanna Burkart, 303-625-5023
bburkart@clovisoncology.com